Exhibit 99.1

News Release

Investor Contact:

Taylor Hudson

+1 603.430.5397

thudson@spragueenergy.com

SPRAGUE RESOURCES LP REPORTS FIRST QUARTER 2015 RESULTS

Portsmouth, NH (May 7, 2015) – Sprague Resources LP (“Sprague”) (NYSE: SRLP) today reported its financial results for the first quarter ended March 31, 2015.

“I am pleased to report Sprague’s first quarter results exceeded last year’s record performance,” announced David Glendon, President and Chief Executive Officer. “Sustained colder temperatures in New England, along with numerous winter storms, provided ideal conditions for Sprague to again demonstrate the value of our supply, marketing and logistics expertise. We also benefitted from the first full quarter contribution from the Castle acquisition,” said Mr. Glendon.

“In light of Sprague’s excellent first quarter results, and assuming normal market conditions for the rest of the year, we are raising our 2015 adjusted EBITDA guidance range to between $105 and $120 million,” added Mr. Glendon.

First Quarter 2015 Highlights

•	Adjusted gross margin was $114.3 million for the first quarter of 2015, compared to adjusted gross margin of $96.3 million for the first quarter of 2014.

•	Adjusted EBITDA was $63.5 million for the first quarter of 2015, compared to adjusted EBITDA of $52.0 million for the first quarter of 2014.

•	Net sales were $1.6 billion for the first quarter of 2015, compared to net sales of $2.0 billion for the first quarter of 2014.

•	Net income on a GAAP basis was $43.9 million for the first quarter of 2015, compared to net income of $73.1 million for the first quarter of 2014. Net income per fully diluted common unit on a GAAP basis was $2.06 in the first quarter of 2015.

Sprague reported distributable cash flow of $58.6 million for the first quarter of 2015, compared to $44.0 million, for the first quarter of 2014. This represents a distribution coverage ratio of 5.9 times for the first quarter of 2015.

EBITDA, adjusted EBITDA, and adjusted gross margin are not prepared in accordance with United States generally accepted accounting principles (“GAAP”), and are discussed in greater detail below under “Non-GAAP Financial Measures.” Readers should refer to the financial tables provided in this news release for reconciliation to the most comparable GAAP financial measures for the three months ended March 31, 2015.

Refined Products

•	Volumes in the Refined Products segment rose 23% to 726.4 million gallons in the first quarter of 2015, compared to 588.8 million gallons in the first quarter of 2014.

•	Adjusted gross margin in the Refined Products segment increased $14.8 million, or 29%, to $66.3 million in the first quarter of 2015, compared to $51.5 million in the first quarter of 2014.

“Sprague’s outstanding Refined Products results reflect our first full quarter contribution from the Castle acquisition, in addition to higher demand brought on by colder Northeast temperatures than last year,” said Mr. Glendon. “Despite challenging re-supply logistics associated with frozen Northeast harbors, our team maintained its strong track record of keeping customers ‘wet’ when demand was at its peak, cementing our reputation for reliability. Additionally, our newest colleagues at Castle exhibited strong performance in meeting demand spikes caused by natural gas curtailments in the NYC area,” added Mr. Glendon.

Natural Gas

•	Natural Gas segment volumes increased 21% to 20.0 Bcf in the first quarter 2015, compared to 16.5 Bcf in the first quarter of 2014.

•	Natural Gas adjusted gross margin decreased 1% to $34.8 million for the first quarter of 2015, compared to $35.3 million for the first quarter of 2014.

“While Sprague’s Natural Gas business supplied higher volumes than last year due to the addition of Metromedia Energy customers, adjusted gross margin was marginally lower primarily as a result of muted volatility in Northeast cash gas markets compared to the extreme levels experienced a year ago,” reported Mr. Glendon. “Despite the year-over-year decline in adjusted gross margin, Sprague still benefitted from colder than normal weather and the ability to leverage our supply expertise over a larger account base. The integration of Metromedia continues on pace, and I am encouraged by the many commercial opportunities we see to serve customers with our broader product slate,” said Mr. Glendon.

Materials Handling

•	Materials Handling adjusted gross margin increased by $2.1 million, or 26%, to $10.2 million for the first quarter 2015, compared to the first quarter 2014.

“Sprague’s Materials Handling business segment posted a 26% adjusted gross margin increase year-over-year primarily as a result of Kildair’s crude handling activities, which commenced in the second quarter of 2014,” said Mr. Glendon. “Earlier than expected deliveries of windmill components and liquid asphalt offset reductions in other bulk categories caused by vessel timing differences.”

On April 29, 2015, the Board of Directors of Sprague’s general partner, Sprague Resources GP LLC, announced its fourth consecutive distribution increase and approved a cash distribution of $0.4725 per unit for the quarter ended March 31, 2015, representing a 3.3% increase over the distribution declared for the quarter ended December 31, 2014. The distribution will be paid on May 15, 2015 to unitholders of record as of the close of business on May 11, 2015.

“Sprague’s outstanding first quarter results put us in a strong financial position for the year,” said Mr. Glendon. “We have modest leverage and adequate liquidity to pursue additional growth opportunities, and our steady distribution growth is supported by very healthy coverage levels. I am proud of our team’s outstanding work that has made these results possible,” concluded Mr. Glendon.

Financial Results Conference Call

Management will review Sprague’s first quarter 2015 financial results in a teleconference call for analysts and investors today, May 7, 2015.

Date and Time:	May 7, 2015 at 10:00 AM ET

Dial-in numbers:	(866) 516-2130 (U.S. and Canada)

(678) 509-7612 (International)

Participation Code:	29307879

The call will also be webcast live and archived on the investor relations section of Sprague’s website, www.spragueenergy.com.

About Sprague Resources LP

Sprague Resources LP is a master limited partnership engaged in the purchase, storage, distribution and sale of refined petroleum products and natural gas. Sprague also provides storage and handling services for a broad range of materials.

Non-GAAP Financial Measures

EBITDA, adjusted EBITDA, and adjusted gross margin are used as supplemental financial measures by management and external users of Sprague’s financial statements, such as investors, commercial banks, trade suppliers and research analysts, to assess:

•	The financial performance of Sprague’s assets, operations and return on capital without regard to financing methods, capital structure or historical cost basis;

•	The ability of Sprague’s assets to generate cash sufficient to pay interest on its indebtedness and make distributions to its equity holders;

•	The viability of acquisitions and capital expenditure projects;

•	The market value of its inventory and natural gas transportation contracts for financial reporting to its lenders, as well as for borrowing base purposes; and

•	Repeatable operating performance that is not distorted by non-recurring items or market volatility.

Sprague defines EBITDA as net income before interest, income taxes, depreciation and amortization. Sprague defines adjusted EBITDA as EBITDA increased by unrealized hedging losses and decreased by unrealized hedging gains, in each case with respect to refined products and natural gas inventory and natural gas transportation contracts.

Sprague defines adjusted gross margin as net sales less cost of products sold (exclusive of depreciation and amortization) increased by unrealized hedging losses and decreased by unrealized hedging gains, in each case with respect to refined products and natural gas inventory and natural gas transportation contracts.

EBITDA, adjusted EBITDA, and adjusted gross margin are not prepared in accordance with GAAP. These measures should not be considered as alternatives to net income, income from operations, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Forward Looking Statements

This press release may include forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ from the results predicted. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Sprague’s filings with the United States Securities and Exchange Commission (the “SEC”), including those set forth under Item 1A, “Risk Factors” of Sprague’s Annual Report on Form 10-K, and any subsequent reports Sprague files with the SEC. You are cautioned not to place undue reliance on these forward-looking statements. Sprague undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.

(Financial Tables Below)

Sprague Resources LP

Volume, Net Sales and Adjusted Gross Margin by Segment

Three Months Ended March 31, 2015 and 2014

	Three Months Ended March 31,
	2015	2014 (1)
	(unaudited)	(unaudited)
	($ and volumes in thousands)
Volumes:
Refined products (gallons)	726,432	588,756
Natural gas (MMBtus)	20,013	16,496
Materials handling (short tons)	585	694
Materials handling (gallons)	74,760	66,822
Net Sales:
Refined products	$1,431,845	$1,844,973
Natural gas	146,679	134,340
Materials handling	10,184	8,079
Other operations	9,650	7,307

Total net sales	$1,598,358	$1,994,699

Adjusted Gross Margin: (2)
Refined products	$66,306	$51,530
Natural gas	34,817	35,344
Materials handling	10,184	8,077
Other operations	2,983	1,336

Total adjusted gross margin	$114,290	$96,287

Calculation of Adjusted Gross Margin:
Total net sales	$1,598,358	$1,994,699
Less cost of products sold (exclusive of depreciation and amortization)	(1,490,373)	(1,864,419)
Add: unrealized (gain) loss on inventory	3,534	(5,866)
Add: unrealized (gain) loss on natural gas transportation contracts	2,771	(28,127)

Total adjusted gross margin	$114,290	$96,287

1)	On December 9, 2014, the Partnership acquired all of the equity interests in Kildair through the acquisition of the equity interests of Kildair’s parent Sprague Canadian Properties LLC. As the acquisition of Kildair by the Partnership represents a transfer of entities under common control, the Consolidated Financial Statements for the three months ended March 31, 2014, and related information presented herein have been recast by including the historical financial results of Kildair for all periods that were under common control.
2)	Adjusted gross margin is defined as net sales less cost of products sold (exclusive of depreciation and amortization) increased by unrealized hedging losses and decreased by unrealized hedging gains, in each case with respect to refined products and natural gas inventory and natural gas transportation contracts.

Sprague Resources LP

Summary Financial Data

Three Months Ended March 31, 2015 and 2014

	Three Months Ended March 31,
	2015	2014 (1)
	(unaudited)	(unaudited)
	($ in thousands)
Statement of Operations Data:
Net sales	$1,598,358	$1,994,699
Operating costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	1,490,373	1,864,419
Operating expenses	18,883	16,838
Selling, general and administrative	32,381	27,411
Depreciation and amortization	4,992	3,955

Total operating costs and expenses	1,546,629	1,912,623

Operating income	51,729	82,076
Other income	514	—
Interest income	112	110
Interest expense	(7,766)	(8,016)

Income before income taxes	44,589	74,170
Income tax provision	(650)	(1,038)

Net income	43,939	73,132

Adjust: Loss attributable to Kildair from January 1, 2014 through March 31, 2014	—	2,203

Limited partners’ interest in net income	$43,939	$75,335

Net income per limited partner unit:
Common—basic	$2.10	$3.74
Common—diluted	$2.06	$3.74
Subordinated—basic and diluted	$2.10	$3.74
Units used to compute net income per limited partner unit:
Common—basic	10,897,488	10,072,186
Common—diluted	10,064,510	10,073,176
Subordinated—basic and diluted	10,071,970	10,071,970
Reconciliation of net income to adjusted EBITDA:
Net income	$43,939	$73,132
Add/(Deduct):
Interest expense, net	7,654	7,906
Tax expense	650	1,038
Depreciation and amortization	4,992	3,955

EBITDA (2)	$57,235	$86,031
Add: unrealized (gain) loss on inventory	3,534	(5,866)
Add: unrealized (gain) loss on natural gas transportation contracts	2,771	(28,127)

Adjusted EBITDA (3)	$63,540	$52,038

1)	On December 9, 2014, the Partnership acquired all of the equity interests in Kildair through the acquisition of the equity interests of Kildair’s parent Sprague Canadian Properties LLC. As the acquisition of Kildair by the Partnership represents a transfer of entities under common control, the Consolidated Financial Statements for the three months ended March 31, 2014, and related information presented herein have been recast by including the historical financial results of Kildair for all periods that were under common control.
2)	EBITDA represents net income before interest, income taxes, depreciation and amortization.
3)	Adjusted EBITDA represents EBITDA increased by unrealized hedging losses and decreased by unrealized hedging gains, in each case with respect to refined products and natural gas inventory and natural gas transportation contracts.

Sprague Resources LP

Reconciliation of Adjusted EBITDA to Distributable Cash Flow

Three Months Ended March 31, 2015 and 2014

	Three Months Ended March 31,
	2015	2014 (1)
	(unaudited)	(unaudited)
	($ in thousands)
Reconciliation of adjusted EBITDA to distributable cash flow:
Adjusted EBITDA (2)	$63,540	$52,038
Add/(Deduct):
Cash interest expense, net	(6,748)	(6,714)
Cash taxes	(1,327)	(593)
Maintenance capital expenditures	(1,760)	(1,263)
Elimination of expense relating to incentive compensation and directors fees expected to be paid in common units	4,068	538
Other	802	41
Eliminate the effects of Kildair (3)	—	(94)

Distributable cash flow	$58,575	$43,953

1)	On December 9, 2014, the Partnership acquired all of the equity interests in Kildair through the acquisition of the equity interests of Kildair’s parent Sprague Canadian Properties LLC. As the acquisition of Kildair by the Partnership represents a transfer of entities under common control, the Consolidated Financial Statements for the three months ended March 31, 2014, and related information presented herein have been recast by including the historical financial results of Kildair for all periods that were under common control.
2)	Adjusted EBITDA represents EBITDA increased by unrealized hedging losses and decreased by unrealized hedging gains, in each case with respect to refined products and natural gas inventory and natural gas transportation contracts.
3)	To report distributable cash flow excluding Kildair for the periods that were under common control and prior to the Kildair acquisition on December 9, 2014.